UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
December 20, 2004

F5 Networks, Inc.

(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Elliott Avenue West
Seattle, WA 98119

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(206) 272-5555

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The annual shareholders meeting of F5 Networks, Inc. (the “Company”) for the fiscal year ended September 30, 2004 (the “2004 Fiscal Year End Meeting”) has been scheduled for February 24, 2005. Only shareholders of record at the close of business on December 17, 2004 are entitled to notice of, and to vote at, the 2004 Fiscal Year End Meeting.

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy statement for the 2004 Fiscal Year End Meeting must provide the Company with a written notice including the following information as to each matter the shareholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (C) the class and number of shares of the Company which are beneficially owned by the shareholder, (D) any material interest of the shareholder in such business and (E) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such shareholder’s capacity as a proponent of a shareholder proposal.

Any such notice should be addressed to the General Counsel and Secretary of the Company at its principal executive offices. Any such notice must be received by the Company no later than January 3, 2005. With respect to any proposal described in a notice received by the Company after such date, such proposal will not be included in the Company’s proxy statement and management of the Company will have discretionary voting authority at the 2004 Fiscal Year End Meeting with respect to any such proposal.

The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements. A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5 NETWORKS, INC.
(Registrant)

Date: December 20, 2004	By:	/s/ Joann Reiter

Joann Reiter Vice President, General Counsel and Secretary